Exhibit 99.1

       ResCare Reports Fourth Quarter and Year-End 2006 Results

    LOUISVILLE, Ky.--(BUSINESS WIRE)--March 5, 2007--ResCare, Inc. (NASDAQ: RSCR), the nation's leading provider of residential, training, therapeutic, educational and support services for people with disabilities and special needs, today announced results for the fourth quarter and year ended December 31, 2006.

    Fourth Quarter 2006 Financial Highlights

    Revenues for the fourth quarter of 2006 increased 24% over the prior year period to a record $337.1 million. Income from continuing operations was $11.7 million, or $0.35 per diluted common share. The fourth quarter effective income tax rate was 27.3%, reflecting a full year impact of work opportunity tax credits, which were retroactively extended by Congress in December. This favorable tax rate in the fourth quarter resulted in a benefit of approximately $0.04 per diluted common share. The fourth quarter also included pre-tax share-based compensation of approximately $1.4 million, or $0.03 per diluted common share.

    Adjusted income from continuing operations per diluted common share increased 17% to $0.34 for the fourth quarter of 2006 from $0.29 for the fourth quarter of 2005. Adjusted income from continuing operations per diluted common share excludes share-based compensation expense for both periods and the loss on refinancing in 2005. Both periods were also adjusted for normalized income tax rates of 35.8% and 33.5% for 2006 and 2005, respectively. EBITDA for the fourth quarter was $25.2 million versus $9.0 million in the prior year. Adjusted EBITDA was $26.6 million versus $21.1 million in the prior year, a 26% increase. Adjusted EBITDA margin was 7.9% versus 7.8% in the prior year. Please see pages 5 and 6 of this release for a reconciliation of GAAP measures to adjusted income from continuing operations and adjusted EBITDA.

    The Company ceased providing community services in the District of Columbia and New Mexico in the first quarter and fourth quarter of 2006, respectively. These withdrawals have been accounted for as discontinued operations. Accordingly, the results of these operations and the related exit costs, net of income taxes, have been classified as discontinued operations for all periods presented.

    Net loss from discontinued operations for the fourth quarter of 2006 was $2.7 million, or $0.08 per diluted common share. The loss is comprised of a pretax operational loss of $2.3 million, exit costs and impairment charges of $1.7 million, offset by a tax benefit of $1.3 million. For the fourth quarter of 2005, net loss from discontinued operations was $0.8 million, or $0.02 per diluted common share. This loss was comprised of pretax operational loss of $1.2 million, offset by a tax benefit of $0.4 million.

    Full Year 2006 Financial Highlights

    Revenues for 2006 increased 24% over the prior year period to a record $1.3 billion. Income from continuing operations was $42.0 million, or $1.27 per diluted common share, which included share-based compensation expense of $2.7 million, or $0.05 per diluted common share.

    Adjusted income from continuing operations per diluted common share, which excludes share-based compensation expense for both periods and the loss on refinancing in 2005, increased 29% to $1.32 for 2006 from $1.02 in 2005. EBITDA for 2006 was $100.1 million versus $68.1 million in 2005. Adjusted EBITDA was $102.8 million versus $80.2 million in the prior year, a 28% increase. Adjusted EBITDA margin for 2006 was 7.9% compared with 7.7% in the prior year.

    Net loss from discontinued operations for 2006 was $5.3 million, or $0.16 per diluted common share. The loss is comprised of a pretax operational loss of $4.3 million and exit costs and impairment charges of $3.9 million, offset by a tax benefit of $2.9 million. For 2005, net loss from discontinued operations was $3.6 million, or $0.11 per diluted common share. This loss was comprised of a pretax operational loss of $5.4 million, offset by a tax benefit of $1.8 million.

    Ralph Gronefeld, ResCare president and chief executive officer, said, "2006 was an excellent year for ResCare. We are especially pleased with the performance of our Community Services Group, which had a revenue increase of 11% and an operating income increase of 16%. We continue to execute on our acquisition strategy, primarily in the home care field, and maintain our focus on improving the revenue growth and profitability of our Employment Training Services segment. We look forward to 2007 being another strong year for ResCare."

    2007 Guidance

    The Company confirmed its 2007 guidance for diluted earnings per common share in the range of $1.24 to $1.28 on projected revenues of approximately $1.43 billion. The revenue guidance represents an increase of approximately 10% over 2006. Included in this guidance is share-based compensation expense of approximately $0.13 per diluted common share and expenses related to the consolidation of the Company's headquarters in Louisville, Kentucky of $0.03 per diluted common share.

    A listen-only simulcast and replay of ResCare's fourth quarter and year-end 2006 conference call will be available on-line at www.rescare.com and www.earnings.com on March 6, 2007, beginning at 9:00 a.m. Eastern Time.

    ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare's services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.



                            RESCARE, INC.
                    Unaudited Financial Highlights
                (In thousands, except per share data)

                           Three Months Ended        Year Ended
                              December 31,          December 31,
                           ------------------- -----------------------
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Income Statement Data:
Revenues                   $337,068  $270,886  $1,302,118  $1,046,556
Facility and program
 expenses (1)               300,088   240,843   1,161,275     932,862
                           --------- --------- ----------- -----------
    Facility and program
     contribution            36,980    30,043     140,843     113,694
Corporate general and
 administrative (1)          16,233    12,583      57,668      47,128
Loss on refinancing               -    11,914           -      11,914
                           --------- --------- ----------- -----------
  Operating income           20,747     5,546      83,175      54,652
Interest expense, net         4,624     3,704      17,792      17,394
                           --------- --------- ----------- -----------
  Income from continuing
   operations before
   income taxes              16,123     1,842      65,383      37,258
Income tax expense            4,409       439      23,374      12,480
                           --------- --------- ----------- -----------
  Income from continuing
   operations                11,714     1,403      42,009      24,778
Loss from discontinued
 operations, net of taxes    (2,724)     (807)     (5,313)     (3,556)
                           --------- --------- ----------- -----------

Net income                    8,990       596      36,696      21,222
Net income attributable to
 preferred shareholders       1,326        91       5,453       3,268
                           --------- --------- ----------- -----------
Net income attributable to
 common shareholders         $7,664      $505     $31,243     $17,954
                           ========= ========= =========== ===========

Basic earnings per common
 share:
  From continuing
   operations                 $0.36     $0.04       $1.30       $0.79
  From discontinued
   operations                 (0.08)    (0.02)      (0.17)      (0.11)
                           --------- --------- ----------- -----------
    Basic earnings per
     common share             $0.28     $0.02       $1.13       $0.68
                           ========= ========= =========== ===========

Diluted earnings per
 common share:
  From continuing
   operations                 $0.35     $0.04       $1.27       $0.77
  From discontinued
   operations                 (0.08)    (0.02)      (0.16)      (0.11)
                           --------- --------- ----------- -----------
    Diluted earnings per
     common share             $0.27     $0.02       $1.11       $0.66
                           ========= ========= =========== ===========

Weighted average number of
 common shares:
  Basic                      27,786    26,688      27,558      26,424
  Diluted                    28,149    27,328      28,171      27,087

EBITDA (2)                  $25,199    $8,995    $100,089     $68,112
Adjusted EBITDA (2)         $26,576   $21,050    $102,836     $80,167
--------------------------

(1) We recorded share-based compensation expense of $1.4 million and $2.7 million for the three months and year ended December 31, 2006, respectively. Of the $1.4 million for the three months ended December 31, 2006, we included $1.0 million in facility and program expenses and $0.4 million in corporate general and administrative expenses. Of the $2.7 million for the year ended December 31, 2006, we included $1.0 million in facility and program expenses and $1.7 million in corporate general and administrative expenses.

(2) Adjusted EBITDA is defined as EBITDA before the loss on refinancing and share-based compensation. EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. Adjusted EBITDA and EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from Adjusted EBITDA and EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and communicates Adjusted EBITDA and EBITDA and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. A reconciliation of income from continuing operations to Adjusted EBITDA and EBITDA is included herein.





                            RESCARE, INC.
              Unaudited Financial Highlights (Continued)
                (In thousands, except per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Reconciliation of Income from
 Continuing Operations to
 Adjusted Income from
 Continuing Operations:
Income from continuing
 operations before income
 taxes                          $16,123    $1,842   $65,383   $37,258
Share-based compensation          1,377       141     2,747       141
Loss on refinancing                   -    11,914         -    11,914
                               --------- --------- --------- ---------
Adjusted income from
 continuing operations before
 income taxes                    17,500    13,897    68,130    49,313
Adjusted provision for income
 taxes (a)                        6,256     4,655    24,356    16,520
                               --------- --------- --------- ---------
Adjusted income from
 continuing operations          $11,244    $9,242   $43,774   $32,793
                               ========= ========= ========= =========

Adjusted income to preferred
 shareholders                    $1,660    $1,411     6,505    $5,049
                               ========= ========= ========= =========

Adjusted income to common
 shareholders                    $9,584    $7,831   $37,269   $27,744
                               ========= ========= ========= =========

Income from continuing
 operations per diluted common
 share                            $0.35     $0.04     $1.27     $0.77

Adjusted income from
 continuing operations per
 diluted common share (b)         $0.34     $0.29     $1.32     $1.02

Diluted common shares used in
 computing per share amounts     28,149    27,328    28,171    27,087

(a) Normalized tax rate of 35.8% and 33.5% for the fourth quarter and full year of 2006 and 2005, respectively, reflecting the full-year impact of work opportunity tax credits.

(b) ResCare believes its calculation of adjusted income from continuing operations per diluted common share provides a better measure of the Company's ongoing performance and provides better comparability of the periods presented because it excludes items not related to the Company's core business operations, as well as items that did not impact 2005. Adjusted income from continuing operations per diluted common share should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America, and the items excluded from it are significant components in understanding and assessing financial performance. Because adjusted income from continuing operations per diluted common share is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies.





                            RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Reconciliation of Income from
 Continuing Operations to
 EBITDA and Adjusted EBITDA:
Income from continuing
 operations                     $11,714    $1,403   $42,009   $24,778
Add: Interest, net                4,624     3,704    17,792    17,394
     Depreciation and
      amortization                4,452     3,449    16,914    13,460
     Income tax expense           4,409       439    23,374    12,480
                               --------- --------- --------- ---------
EBITDA                           25,199     8,995   100,089    68,112
Share-based compensation          1,377       141     2,747       141
Loss on refinancing                   -    11,914         -    11,914
                               --------- --------- --------- ---------
Adjusted EBITDA                 $26,576   $21,050  $102,836   $80,167
                               ========= ========= ========= =========

Adjusted EBITDA margin
(as percentage of revenue)          7.9%      7.8%      7.9%      7.7%

                                                   Dec. 31,  Dec. 31,
                                                     2006      2005
                                                   --------- ---------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                            $5,541    $9,894
Short-term investments                                    -    27,650
Accounts receivable, net                            197,711   160,821
Other current assets                                 33,039    23,362
                                                   --------- ---------
    Total current assets                            236,291   221,727
Property and equipment, net                          75,606    74,175
Goodwill                                            375,494   281,016
Other assets                                         38,665    24,111
                                                   --------- ---------
                                                   $726,056  $601,029
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                $126,371  $108,414
Other long-term liabilities                          42,319    38,033
Long-term debt                                      205,889   152,584
Shareholders' equity                                351,477   301,998
                                                   --------- ---------
                                                   $726,056  $601,029
                                                   ========= =========





                            RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                       Year Ended
                                                      December 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Cash Flow Data:
Net income                                          $36,696   $21,222
Adjustments to reconcile net income to cash
 provided by operating activities:
    Depreciation and amortization                    17,134    13,865
    Amortization of discount and deferred charges     1,004     1,228
    Impairment charges                                1,499         -
    Loss on sale of assets                              139       377
    Deferred income taxes, net                        3,800     2,266
    Tax benefit from exercise of stock options            -     3,376
    Excess tax benefits from share-based
     compensation                                    (3,122)        -
    Provision for losses on accounts receivable       5,836     4,789
    Share-based compensation                          2,747       141
    Loss on refinancing                                   -    11,914
    Changes in operating assets and liabilities     (29,493)  (14,624)
                                                   --------- ---------
      Cash provided by operating activities          36,240    44,554
                                                   --------- ---------
Cash flows from investing activities:
  Net redemptions of short-term investments          27,650    25,585
  Purchases of property and equipment               (17,258)  (14,175)
  Proceeds from sale of assets                          680        64
  Acquisitions of businesses                       (113,456)  (36,959)
                                                   --------- ---------
      Cash used in investing activities            (102,384)  (25,485)
                                                   --------- ---------
Cash flows from financing activities:
  Long-term debt repayments                          (3,881) (192,101)
  Borrowings of long-term debt                       40,000   162,223
  Short-term borrowings - three months or less,
   net                                               15,000         -
  Proceeds from sale and leaseback transactions       2,651         -
  Debt issuance costs                                  (535)   (4,131)
  Excess tax benefits from share-based
   compensation                                       3,122         -
  Proceeds received from exercise of stock options    6,906     6,504
  Payments on obligations under capital leases       (1,472)     (989)
  Tender premium costs                                    -    (9,085)
                                                   --------- ---------
      Cash provided by (used in) financing
       activities                                    61,791   (37,579)
                                                   --------- ---------
  Decrease in cash and cash equivalents             $(4,353) $(18,510)
                                                   ========= =========

    CONTACT: ResCare, Inc.
             Ross Davison, 502-394-2123
             Treasurer - Investor Relations Officer